Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

COVIDIEN PLC

AND

MALLINCKRODT PLC

DATED AS OF [—], 2013

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5.4	Occurrence Based Policies	46
5.5	Administration; Other Matters	46
5.6	Agreement for Waiver of Conflict and Shared Defense	48

ARTICLE VI CERTAIN OTHER MATTERS		49

6.1	Late Payments	49
6.2	Grant of License for Mallinckrodt Name	49

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		49

7.1	Agreement for Exchange of Information; Archives	49
7.2	Ownership of Information	50
7.3	Compensation for Providing Information	50
7.4	Record Retention	50
7.5	Limitations of Liability	50
7.6	Production of Witnesses; Records; Cooperation	50
7.7	Confidentiality	51
7.8	Protective Arrangements	52

ARTICLE VIII DISPUTE RESOLUTION		53

8.1	Good Faith Negotiation	53
8.2	Mediation	53
8.3	Litigation	54

ARTICLE IX FURTHER ASSURANCES AND ADDITIONAL COVENANTS		54

9.1	Further Assurances	54

ARTICLE X TERMINATION		55

10.1	Termination	55
10.2	Effect of Termination	55

ARTICLE XI MISCELLANEOUS		55

11.1	Counterparts; Entire Agreement; Corporate Power	55
11.2	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	56
11.3	Assignability	57
11.4	Third-Party Beneficiaries	57
11.5	Notices	57
11.6	Severability	58
11.7	Force Majeure	59
11.8	Publicity	59
11.9	Expenses	59
11.10	Headings	59
11.11	Survival of Covenants	59
11.12	Waivers of Default	59
11.13	Specific Performance	59
11.14	Amendments	60
11.15	Interpretation	60
11.16	Attorney-Client Privilege	60

ii

11.17	Limitations of Liability	61
11.18	Performance	61

SCHEDULES

Schedule 1.1	Intercompany Agreements
Schedule 1.2	Legacy Indebtedness
Schedule 1.3	Certain Hedging Arrangements
Schedule 1.4	Certain Mallinckrodt Policies
Schedule 1.5	Certain Products Liability Policies
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(i)	Certain Mallinckrodt Assets
Schedule 2.2(a)(ii)	Certain Mallinckrodt Subsidiaries
Schedule 2.2(b)(ii)	Certain Excluded Assets
Schedule 2.2(b)(vi)	Certain Excluded Policies
Schedule 2.3(a)(iv)	Certain Divested Businesses
Schedule 2.3(a)(v)	Certain Actions
Schedule 2.3(b)(iii)	Certain Excluded Liabilities
Schedule 2.9(a)	Certain Shared Contracts
Schedule 2.15	Sample Closing Statement and Transaction Accounting Principles
Schedule 4.9(b)	Certain Guarantees
Schedule 5.5(e)	Certain Insurer Cost-Sharing Agreements
Schedule 5.5(f)	Old Colony Policies
Schedule 6.2	Grantees of License for Mallinckrodt Name

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [—], 2013 (this “Agreement”), is by and between Covidien plc, an Irish public limited company (“Covidien”), and Mallinckrodt plc, an Irish public limited company (“Mallinckrodt”). Mallinckrodt and Covidien are referred to together as the “Parties” and individually as a “Party.” Capitalized terms used herein shall have the respective meanings assigned to them in Article I or elsewhere in this Agreement.

R E C I T A L S

WHEREAS, Covidien currently owns and operates both the Covidien Business and the Mallinckrodt Business;

WHEREAS, the board of directors of Covidien (the “Covidien Board”) has determined that it is in the best interests of Covidien and its shareholders that the Mallinckrodt Business be operated by a newly incorporated publicly traded company;

WHEREAS, Mallinckrodt has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the transactions described herein;

WHEREAS, in furtherance of the foregoing, the Covidien Board and the board of directors of Mallinckrodt (the “Mallinckrodt Board”) have determined that it is appropriate and desirable for Covidien and its applicable Subsidiaries to transfer the Mallinckrodt Assets to Mallinckrodt and certain entities designated by Mallinckrodt that will be Subsidiaries of Mallinckrodt as of the Distribution Date (any such entities, the “Mallinckrodt Designees”), and for Mallinckrodt and the Mallinckrodt Designees to assume the Mallinckrodt Liabilities, in each case as more fully described in this Agreement and the Ancillary Agreements and including the steps set forth in the Plan of Reorganization (the “Separation”);

WHEREAS, Covidien currently intends that, on the Distribution Date, it will make a distribution in specie of the Mallinckrodt Business to the holders of Covidien Ordinary Shares on the Record Date (“Qualifying Covidien Shareholders”), effected by (i) the transfer of Covidien’s entire legal and beneficial interest in the issued share capital of the Mallinckrodt Holding Companies to Mallinckrodt; and (ii) Mallinckrodt issuing Mallinckrodt Ordinary Shares directly to Qualifying Covidien Shareholders on a pro-rata basis in return, as more fully described in this Agreement and the Ancillary Agreements (the “Distribution”);

WHEREAS, the Distribution and certain related transactions, taken together, are intended to qualify as a reorganization under Section 368 of the Code for U.S. federal income tax purposes and under various reorganization provisions contained in Irish tax law;

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, each of Covidien and Mallinckrodt has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and to set forth certain other agreements that shall govern certain matters relating to the Separation and the Distribution and the relationship of Covidien, Mallinckrodt and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, settlement, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adjustment Amount” shall mean an amount, which may be positive or negative, equal to (a) Specified Working Capital as of immediately after the Distribution, less (b) Specified Indebtedness as of immediately after the Distribution, plus (c) the aggregate amount paid by any member of the Covidien Group or the Mallinckrodt Group in respect of Capital Expenditures in the period beginning on October 1, 2012 and ending immediately after the Distribution.

“Affiliate” (including with a correlative meaning, “affiliated”) shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, on and after the Distribution Date, for purposes of this Agreement and the Ancillary Agreements, (1) no member of the Mallinckrodt Group shall be deemed to be an Affiliate of any member of the Covidien Group and (2) no member of the Covidien Group shall be deemed to be an Affiliate of any member of the Mallinckrodt Group. For the avoidance of doubt, after the Effective Time, the members of the Covidien Group and the members of the Mallinckrodt Group shall not be deemed to be under common control for purposes hereof due solely to the fact that Covidien and Mallinckrodt may have common shareholders.

“Agent” shall mean Computershare Trust Company, N.A., or such other trust company or bank duly appointed by Covidien to act as distribution agent, transfer agent and/or registrar for the Mallinckrodt Ordinary Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreement” shall mean the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intercompany Agreements and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form;

(b) all apparatus, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;

(c) all inventories of materials, parts, raw materials, components, supplies, works-in-process and finished goods and products;

(d) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e) (i) all interests in any capital stock or other equity interests of any Subsidiary, Affiliate or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary, Affiliate or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary, Affiliate or any other Person and (iv) all other investments in securities of any Person;

(f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services and other contracts, agreements or commitments;

(g) all deposits, letters of credit and performance and surety bonds;

(h) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(i) all Intellectual Property and Technology;

(j) all Software;

(k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l) all prepaid expenses, trade accounts and other accounts and notes receivable;

(m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n) all rights under contracts, consent decrees, orders or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(o) all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority;

(p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Balance Sheet Date” shall mean March 29, 2013.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Capital Expenditures” shall have the meaning set forth in Schedule 2.15.

“Claims Administration” shall mean the processing of claims made under the Shared Policies and Mallinckrodt Policies, including the reporting of losses or claims to the insurance carriers and management and defense of claims, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any such claims.

“Closing Statement” shall have the meaning set forth in Section 2.15(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Confidential Information” shall have the meaning set forth in Section 7.7(a).

“Covidien” shall have the meaning set forth in the Preamble.

“Covidien Accounts” shall have the meaning set forth in Section 2.10(a).

“Covidien Board” shall have the meaning set forth in the Recitals.

“Covidien Business” shall mean the businesses and operations of the Covidien Group other than the Mallinckrodt Business.

“Covidien Group” shall mean Covidien, each Subsidiary of Covidien and each other Person that is controlled directly or indirectly by Covidien (in each case other than any member of the Mallinckrodt Group).

“Covidien Indemnitees” shall have the meaning set forth in Section 4.2.

“Covidien Intellectual Property” shall mean (i) the Covidien Name and Covidien Marks and (ii) all other Intellectual Property that is owned or licensed by any member of the Covidien Group or the Mallinckrodt Group, other than the Mallinckrodt Intellectual Property.

“Covidien Name and Covidien Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of Covidien or any of its Affiliates using or containing “Covidien” (in block letters or otherwise), “Covidien” either alone or in combination with other words or elements and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“Covidien Ordinary Shares” shall mean the ordinary shares, par value $0.20 per share, of Covidien.

“Covidien Software” shall mean all Software that is owned or licensed by any member of the Covidien Group or the Mallinckrodt Group, other than the Mallinckrodt Software.

“Covidien Technology” shall mean all Technology that is owned or licensed by any member of the Covidien Group or the Mallinckrodt Group, other than the Mallinckrodt Technology.

“Covidien Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“CPR” shall have the meaning set forth in Section 8.2.

“Credit Facility” shall mean the Credit Agreement, dated as of March 25, 2013, by and among MIFSA, as borrower, from the Distribution Date, Mallinckrodt, as guarantor, the lenders party thereto from time to time and JPMorgan Chase Bank, National Association, as administrative agent.

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement (including the Information Statement), prospectus, offering memorandum (including the offering memorandum in connection with the offering of Senior Notes), offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the Mallinckrodt Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 8.1.

“Dispute Notice” shall have the meaning set forth in Section 2.15(c).

“Dispute Resolution Period” shall have the meaning set forth in Section 2.15(c).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by Covidien in its sole discretion.

“Distribution Ratio” shall mean a fraction equal to [—].

“D&O Tail Policies” shall have the meaning set forth in Section 5.3(b).

“Effective Time” shall mean the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 6:59 p.m., New York City time, on the Distribution Date, or such other time as Covidien may determine.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and between Covidien and Mallinckrodt, as such Employee Matters Agreement may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, equipment upgrades or replacements, asbestos survey and removal costs, property damages, personal injury damages, costs of compliance, including with any product take back requirements, or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(b).

“Fiduciary Tail Policies” shall have the meaning set forth in Section 5.3(c).

“Force Majeure” shall have the meaning set forth in Section 11.7.

“Form 10” shall mean the registration statement on Form 10 filed by Mallinckrodt with the SEC to effect the registration of Mallinckrodt Ordinary Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” shall mean either the Mallinckrodt Group or the Covidien Group, as the context requires.

“Guarantee Release” shall have the meaning set forth in Section 4.9(b).

“Hazardous Materials” shall mean any chemical, radiological isotope, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.15(c).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” shall mean the information statement to be sent to each holder of Covidien Ordinary Shares in connection with the Distribution, as filed with the SEC, as such information statement may be amended or supplemented from time to time prior to the Effective Time.

“Initial Share Capital” shall mean all of the shares in the capital of Mallinckrodt issued and outstanding as of immediately prior to the consummation of the Distribution, which consists of seven Mallinckrodt Ordinary Shares and 40,000 ordinary A shares, par value €1.00 per share, of Mallinckrodt.

“Insurance Administration” shall mean, with respect to each Shared Policy and Mallinckrodt Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies and Mallinckrodt Policies; discussions or negotiations with insurers and the control of any Actions relating to such Shared Policy or Mallinckrodt Policy; the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded; and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or

(ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self-insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

“Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“Intercompany Agreements” shall mean the agreements listed on Schedule 1.1.

“Intercompany Balances” shall mean the intercompany accounts receivable and accounts payable between any member of the Covidien Group, on the one hand, and any member of the Mallinckrodt Group, on the other hand.

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling” shall have the meaning set forth in Section 3.3(a)(i).

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Legacy Indebtedness” shall mean the indebtedness listed on Schedule 1.2.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, Taxes, remediation, deficiencies, reimbursement obligations in respect of letters of credit, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or description, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“linked” shall have the meaning set forth in Section 2.10(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties, Taxes and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mallinckrodt” shall have the meaning set forth in the Preamble.

“Mallinckrodt Accounts” shall have the meaning set forth in Section 2.10(a).

“Mallinckrodt Assets” shall have the meaning set forth in Section 2.2(a).

“Mallinckrodt Balance Sheet” shall mean the unaudited pro forma balance sheet of the Mallinckrodt Business, as of the Balance Sheet Date, including the notes thereto, as reflected in the Form 10.

“Mallinckrodt Board” shall have the meaning set forth in the Recitals.

“Mallinckrodt Business” shall mean: (a) (i) the business and operations of the Pharmaceuticals Business and (ii) such other businesses and operations relating thereto carried on by the Pharmaceuticals Business, (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Mallinckrodt Business (as described in the foregoing clause (a)) as then conducted and (c) the business and operations of Mallinckrodt Inc., a New York corporation, any Person that was a Subsidiary thereof as of the acquisition thereof by Tyco International Ltd. on October 17, 2000 and any predecessor-in-interest or successor-in-interest to any of the foregoing, as such business and operations were conducted at any time prior to or after such acquisition (whether or not any such business and operations or Subsidiary was terminated, divested or discontinued (as applicable) by Mallinckrodt Inc., Tyco International Ltd. or Covidien prior to the date hereof), excluding, in the case of each of clauses (a) through (c), the businesses and operations primarily related to the Excluded Assets.

“Mallinckrodt Cash” shall have the meaning set forth in Section 2.2(a)(vii).

“Mallinckrodt Contracts” shall mean the following contracts and agreements to which Covidien or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, in each case immediately prior to the Distribution (including, for the avoidance of doubt, any Person that will be a member of the Mallinckrodt Group at the time of the Distribution), except for any such contract or agreement that is contemplated to be retained by Covidien or any member of the Covidien Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) any customer, distribution, supply or vendor contracts or agreements entered into prior to the Effective Time that relate exclusively to the Mallinckrodt Business;

(b) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Mallinckrodt Group;

(c) any joint venture agreement or, subject to Section 2.13, any license agreement that relates primarily to the Mallinckrodt Business;

(d) any guarantee, indemnity, representation, warranty or other Liability of any member of the Mallinckrodt Group or the Covidien Group in respect of any other Mallinckrodt Contract, any Mallinckrodt Liability or the Mallinckrodt Business;

(e) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any Mallinckrodt Group Employee or consultants of the Mallinckrodt Group that are in effect as of the Distribution Date;

(f) any consent order, decree or agreement with any third party including but not limited to Governmental Authorities entered into in the name of, or expressly on behalf of, any division, business unit or member of the Mallinckrodt Group;

(g) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Mallinckrodt or any member of the Mallinckrodt Group; and

(h) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements entered into by or on behalf of any member of the Mallinckrodt Group, including the hedging arrangements listed on Schedule 1.3.

“Mallinckrodt Designees” shall have the meaning set forth in the Recitals.

“Mallinckrodt Employee” shall have the meaning set forth in the Employee Matters Agreement.

“Mallinckrodt Financing Arrangements” shall mean the Senior Notes and the Credit Facility.

“Mallinckrodt Group” shall mean Mallinckrodt, each Subsidiary of Mallinckrodt and each other Person that is controlled directly or indirectly by Mallinckrodt.

“Mallinckrodt Holding Companies” means MIFSA and Mallinckrodt Belgium BVBA;

“Mallinckrodt Indemnitees” shall have the meaning set forth in Section 4.3.

“Mallinckrodt Intellectual Property” shall mean (a) all patents, patent applications, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names and copyright registrations (collectively, “Registrable IP”) that are owned exclusively by any member of the Mallinckrodt Group at or prior to the Distribution Date, excluding any such Registrable IP that has been assigned by any member of the Mallinckrodt Group to any member of the Covidien Group prior to the Distribution Date, and (b) all Intellectual Property, other than Registrable IP, that is owned by any member of the Covidien Group or Mallinckrodt Group and that is used or held for use primarily in the Mallinckrodt Business as of the Distribution Date.

“Mallinckrodt Liabilities” shall have the meaning set forth in Section 2.3(a).

“Mallinckrodt Lines of Credit” shall mean any third-party line of credit in favor of any member of the Mallinckrodt Group.

“Mallinckrodt Ordinary Shares” shall mean the ordinary shares, par value $0.20 per share, of Mallinckrodt.

“Mallinckrodt Policies” shall mean all Policies in the name of Mallinckrodt Inc., a New York corporation, any Subsidiary thereof and any predecessor-in-interest to any of the foregoing, in each case as of October 17, 2000, including the Policies set forth on Schedule 1.4.

“Mallinckrodt Software” shall mean all Software owned or licensed by any member of the Covidien Group or Mallinckrodt Group and that is primarily used or held for use in the Mallinckrodt Business as of the Distribution Date.

“Mallinckrodt Spin Shares” shall mean those Mallinckrodt Ordinary Shares to be issued, with effect from the Effective Time, to Qualifying Covidien Shareholders pursuant to the Distribution and in accordance with Section 3.4(b);

“Mallinckrodt Technology” shall mean all Technology owned or licensed by any member of the Covidien Group or Mallinckrodt Group and that is primarily used or held for use in the Mallinckrodt Business as of the Distribution Date.

“Mallinckrodt Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Mediation Request” shall have the meaning set forth in Section 8.2.

“MIFSA” shall mean Mallinckrodt International Finance S.A., a Luxembourg company.

“NYSE” shall mean the New York Stock Exchange.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority.

“Pharmaceuticals Business” shall mean the pharmaceuticals business segment of Covidien described in Covidien’s Annual Report on Form 10-K for the period ended September 28, 2012, which business develops, manufactures and distributes specialty pharmaceuticals, active pharmaceutical ingredients, contrast products and radiopharmaceuticals.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Prime Rate” shall mean the rate that Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Procedure” shall have the meaning set forth in Section 8.2.

“Qualifying Covidien Shareholder” shall have the meaning set forth in the Recitals.

“Record Date” shall mean the close of business on [—], 2013 or the close of business on another date if determined by the Covidien Board as the record date for determining holders of Covidien Ordinary Shares entitled to receive Mallinckrodt Ordinary Shares pursuant to the Distribution.

“Registrable IP” shall have the meaning set forth in the definition of Mallinckrodt Intellectual Property.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Reorganization Agreement” means any contract, agreement, arrangement, commitment, understanding, instrument, loan note, security, transfer document, or other document executed or presented for the purposes of, in relation to or arising from, the implementation of the Plan of Reorganization.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Respiratory Business” shall mean (1) the Oximetry and Monitoring Products business line of Covidien, which business line develops, manufactures and distributes sensors, monitors and temperature management products, and (2) the Airway and Ventilation Products business line of Covidien, which business line develops, manufactures and distributes airway, ventilator, breathing systems and inhalation therapy products, in each of cases (1) and (2) as described in Covidien’s Annual Report on Form 10-K for the period ended September 28, 2012 and any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to any of the foregoing.

“Sample Closing Statement” shall have the meaning set forth in Section 2.15(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Senior Notes” shall mean the 3.500% Senior Notes due 2018 and the 4.750% Senior Notes due 2023 issued by MIFSA under an indenture dated April 11, 2013.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.9(a).

“Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Covidien or any of its Subsidiaries which relate to the Covidien Business or the Mallinckrodt Business, other than the Mallinckrodt Policies but including Mallinckrodt Policies to the extent they relate to workers compensation; provided that any products liability Policy shall not be a Shared Policy hereunder (and will be deemed to be an Excluded Asset hereunder), except for the products liability Policies listed on Schedule 1.5, which shall be treated as Shared Policies hereunder.

“Specified Indebtedness” means: (a) the Senior Notes, (b) the Legacy Indebtedness and (c) the Mallinckrodt Lines of Credit (to the extent drawn upon); but in no event including any Liabilities otherwise taken into account in determining the Adjustment Amount as finally determined pursuant to Schedule 2.15.

“Specified Working Capital” shall have the meaning set forth in Schedule 2.15.

“Software” shall mean any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Target Adjustment Amount” means [—].

“Tax Matters Agreement” shall mean the Tax Matters Agreement, dated as of the date hereof, by and between Covidien and Mallinckrodt, as such Tax Matters Agreement may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transaction Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, practices, methodologies and policies used in preparing the Mallinckrodt Balance Sheet, except as otherwise described on Schedule 2.15.

“Transfer Documents” shall have the meaning set forth in Section 2.4(b).

“Transferred Entities” shall have the meaning set forth in Section 2.2(a)(ii).

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the date hereof, by and between Covidien and Mallinckrodt, as such Transition Services Agreement may be amended from time to time.

“Unreleased Excluded Liability” shall have the meaning set forth in Section 2.7(b).

“Unreleased Mallinckrodt Liability” shall have the meaning set forth in Section 2.6(b).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Distribution Date, but in any case prior to the Effective Time, in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to as the “Plan of Reorganization”) and to the extent not previously effected pursuant to the steps of the Plan of Reorganization that have been completed prior to the date hereof:

(i) Covidien shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Mallinckrodt or the applicable Mallinckrodt Designees, and Mallinckrodt or such Mallinckrodt Designees shall accept from Covidien and its applicable Subsidiaries, all of Covidien’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all of the Mallinckrodt Assets (it being understood that if any Mallinckrodt Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Mallinckrodt Asset may be assigned, transferred, conveyed and delivered to Mallinckrodt as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity from Covidien or its applicable Subsidiaries to Mallinckrodt or its applicable Subsidiaries);

(ii) subject to Section 2.5(c), Mallinckrodt and the applicable Mallinckrodt Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Mallinckrodt Liabilities in accordance with their respective terms. Mallinckrodt and such Mallinckrodt Designees shall be responsible for all Mallinckrodt Liabilities, regardless of when or where such Mallinckrodt Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Mallinckrodt Liabilities are asserted or determined (including any Mallinckrodt Liabilities arising out of claims made by Covidien’s or Mallinckrodt’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Covidien Group or the Mallinckrodt Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of the Covidien Group or the Mallinckrodt Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Covidien shall cause the Mallinckrodt Designees to assign, transfer, convey and deliver to certain of its other Subsidiaries designated by Covidien, and such other Subsidiaries shall accept from the Mallinckrodt Designees, the Mallinckrodt Designees’ respective right, title and interest in and to any Excluded Assets specified by Covidien to be so assigned, transferred, conveyed and delivered; and

(iv) Covidien and certain of its Subsidiaries designated by Covidien shall accept and assume from the Mallinckrodt Designees and agree faithfully to perform, discharge and fulfill certain Excluded Liabilities of the Mallinckrodt Designees, and Covidien and its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Excluded Liabilities are asserted or determined (including any such Excluded Liabilities arising out of claims made by Covidien’s or Mallinckrodt’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Covidien Group or the Mallinckrodt Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or any other cause by any member of the Covidien Group or the Mallinckrodt Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the Mallinckrodt Assets and the assumption of the Mallinckrodt Liabilities in accordance with Sections 2.1(a)(i) and 2.1(a)(ii), on or before the date that such Mallinckrodt Assets are assigned, transferred, conveyed or delivered or such Mallinckrodt Liabilities are assumed (i) Covidien shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Covidien’s and its applicable Subsidiaries’ (other than Mallinckrodt’s Subsidiaries) right, title and interest in and to the Mallinckrodt Assets to Mallinckrodt and/or the Mallinckrodt Designees, and (ii) Mallinckrodt shall execute and deliver, and shall cause the applicable Mallinckrodt Designees to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Mallinckrodt Liabilities by Mallinckrodt and the Mallinckrodt Designees. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Covidien Transfer Documents.”

(c) In the event that, in connection with the Separation, any Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset or Liability that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(d) Mallinckrodt hereby waives compliance by each and every member of the Covidien Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Mallinckrodt Assets to any member of the Mallinckrodt Group.

(e) Covidien hereby waives compliance by each and every member of the Mallinckrodt Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Excluded Assets to any member of the Covidien Group.

2.2 Mallinckrodt Assets.

(a) For the purposes of this Agreement, “Mallinckrodt Assets” shall mean (without duplication):

(i) all Assets that are expressly provided by this Agreement or any Ancillary Agreement (including for the avoidance of doubt the Schedules hereto or thereto) as Assets to be transferred to Mallinckrodt or any other member of the Mallinckrodt Group, including the Assets listed on Schedule 2.2(a)(i);

(ii) (A) all the Mallinckrodt Contracts and all rights, interests or claims of either Covidien or Mallinckrodt or any of their respective Subsidiaries thereunder and (B) all issued and outstanding capital stock or other equity interests held by Covidien or its Subsidiaries in the wholly owned Subsidiaries of Covidien that shall have been contributed to, or otherwise transferred, conveyed, or assigned to, the Mallinckrodt Group pursuant to the Plan of Reorganization on or prior to the Distribution Date, including the wholly owned Subsidiaries listed on Schedule 2.2(a)(ii) (such Subsidiaries, the “Transferred Entities”);

(iii) all Assets reflected as assets of Mallinckrodt and its Subsidiaries on the Mallinckrodt Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Mallinckrodt Balance Sheet; provided that the amounts set forth on the Mallinckrodt Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Mallinckrodt Assets pursuant to this subclause (iii);

(iv) subject to Section 6.2, all rights, interests and claims of either Covidien or Mallinckrodt or any of their respective Subsidiaries to any Mallinckrodt Intellectual Property, Mallinckrodt Software and Mallinckrodt Technology;

(v) all other rights, interests and claims of either Party or any of its Subsidiaries with respect to Information that is exclusively related to the Mallinckrodt Assets, the Mallinckrodt Liabilities, the Mallinckrodt Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a nonexclusive right to all Information that is related to the Mallinckrodt Assets, the Mallinckrodt Liabilities, the Mallinckrodt Business or the Transferred Entities (but is not exclusively related to such matters);

(vi) subject to, and to the extent provided in, Article V, any and all rights of any member of the Mallinckrodt Group under any Shared Policies and Mallinckrodt Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies;

(vii) all cash or cash equivalents of Mallinckrodt or any Transferred Entity (the “Mallinckrodt Cash”);

(viii) any cash or cash equivalents withdrawn from Covidien Accounts in accordance with Section 2.10(e); and

(ix) except as contemplated by Section 2.5(b), any and all Assets, other than Intellectual Property, Software and Technology, owned and used or held for use immediately prior to the Effective Time by Covidien or any of its Subsidiaries that are used primarily in the Mallinckrodt Business. The intention of this clause (ix) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Mallinckrodt Asset. No Asset shall be deemed to be a Mallinckrodt Asset solely as a result of this clause (ix) if such Asset is within the category or type of Asset expressly covered by the terms of this Agreement or an Ancillary Agreement unless the Party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent.

Notwithstanding the foregoing, the Mallinckrodt Assets shall not in any event include the Excluded Assets referred to in Section 2.2(b).

(b) For the purposes of this Agreement, “Excluded Assets” shall mean (without duplication):

(i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Covidien or any other member of the Covidien Group,

(ii) the Assets described on Schedule 2.2(b)(ii);

(iii) any cash or cash equivalents withdrawn from Mallinckrodt Accounts in accordance with Section 2.10(e);

(iv) all rights, interests and claims of either Party or any of its Subsidiaries to any Covidien Intellectual Property, Covidien Software or Covidien Technology;

(v) any and all Assets that are primarily related to the Respiratory Business;

(vi) any and all Shared Contracts (other than Mallinckrodt Assets arising under any Shared Contracts);

(vii) except to the extent provided in Article V, any and all rights of any member of the Covidien Group and/or the Mallinckrodt Group under any Shared Policies or Mallinckrodt Policies, including any rights thereunder arising before or after the Effective Time in respect of such Policies; and

(viii) subject to Section 2.2(a)(ix), any and all Assets of any members of the Covidien Group that are not Mallinckrodt Assets.

2.3 Mallinckrodt Liabilities.

(a) For the purposes of this Agreement, “Mallinckrodt Liabilities” shall mean (without duplication):

(i) all Liabilities, including any Environmental Liabilities and any Liability relating to the protection of human and occupational health and safety, the protection or restoration of, or prevention of harm to, the environment or natural resources, relating to, arising out of or resulting from:

(A) the operation or ownership of the Mallinckrodt Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or ownership of any business conducted by any member of the Mallinckrodt Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any Representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Mallinckrodt Assets (including any Mallinckrodt Contracts and any Mallinckrodt Assets arising under any Shared Contracts, to the extent related to the Mallinckrodt Business, and any real property and leasehold interests) in any such case whether arising before, on or after the Distribution Date;

(ii) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Mallinckrodt or any other member of the Mallinckrodt Group, and all agreements, obligations and Liabilities of any member of the Mallinckrodt Group under this Agreement or any of the Ancillary Agreements;

(iii) all Liabilities relating to, arising out of or resulting from the Mallinckrodt Financing Arrangements;

(iv) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations of the Mallinckrodt Business, including the businesses listed on Schedule 2.3(a)(iv);

(v) all Liabilities reflected as liabilities or obligations of Mallinckrodt and its Subsidiaries on the Mallinckrodt Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Mallinckrodt Balance Sheet; provided that the amounts set forth on the Mallinckrodt Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Mallinckrodt Liabilities pursuant to this subclause (v);

(vi) all Liabilities relating to, arising out of or resulting from the Actions listed on Schedule 2.3(a)(v);

(vii) all Liabilities relating to, arising out of or resulting from the Specified Indebtedness; and

(viii) all Liabilities arising out of claims made by Covidien’s or Mallinckrodt’s respective directors, officers, shareholders, employees, agents, Subsidiaries or Affiliates against any member of the Covidien Group or the Mallinckrodt Group to the extent relating to, arising out of or resulting from the Mallinckrodt Business or the other businesses, operations, activities or Liabilities referred to in clauses (i) through (vii) above, inclusive.

Notwithstanding the foregoing, the Mallinckrodt Liabilities shall not include the Excluded Liabilities referred to in Section 2.3(b).

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Covidien or any other member of the Covidien Group, and all agreements and obligations of any member of the Covidien Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities of a member of the Covidien Group to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Mallinckrodt Business);

(iii) the Liabilities described on Schedule 2.3(b)(iii);

(iv) any and all Liabilities that are primarily related to the Respiratory Business; and

(v) any and all Liabilities of any members of the Covidien Group that are not Mallinckrodt Liabilities.

2.4 Transfer of Excluded Assets; Assumption of Excluded Liabilities.

(a) To the extent any Excluded Asset is transferred or assigned to, or any Excluded Liability is assumed by, a member of the Mallinckrodt Group upon consummation of the Distribution or is owned or held by a member of the Mallinckrodt Group after the Effective Time, from and after the Distribution Date:

(i) Mallinckrodt shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to Covidien or certain of its Subsidiaries designated by Covidien, and Covidien or such Subsidiaries shall accept from Mallinckrodt and its applicable Subsidiaries, all of Mallinckrodt’s and such Subsidiaries’ respective right, title and interest in and to such Excluded Assets; and

(ii) Covidien and certain of its Subsidiaries designated by Covidien shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Excluded Assets and the assumption of Excluded Liabilities set forth in Sections 2.1(a)(iii), 2.1(a)(iv), 2.4(a)(i) and 2.4(a)(ii) and without any additional consideration therefor: (i) Mallinckrodt shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Mallinckrodt’s and its applicable Subsidiaries’ right, title and interest in and to the Excluded Assets to Covidien and its applicable Subsidiaries, and (ii) Covidien shall execute and deliver, and shall cause its applicable Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by Covidien and such Subsidiaries. All of the foregoing documents contemplated by this Section 2.4(b) shall be referred to collectively herein as the “Mallinckrodt Transfer Documents” and, together with the Covidien Transfer Documents, the “Transfer Documents.”

2.5 Approvals and Notifications.

(a) To the extent that the transfer or assignment of any Excluded Assets or the assumption of any Excluded Liabilities requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Covidien and Mallinckrodt, neither Covidien nor Mallinckrodt shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) If and to the extent that the valid, complete and perfected transfer or assignment to the Covidien Group of any Excluded Assets or the assumption by the Covidien Group of any Excluded Liabilities would be a violation of applicable Law, or require any Approval or Notification that has not been obtained or made on or before the Distribution Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Covidien Group of such Excluded Assets or the assumption by the Covidien Group of such Excluded Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets or Excluded Liabilities for all other purposes of this Agreement.

(c) If any transfer or assignment of any Excluded Asset or any assumption of any Excluded Liability not intended to be transferred, assigned or assumed hereunder, as the case may be, is consummated on or prior to the Distribution Date, then, insofar as reasonably possible, the member of the Mallinckrodt Group holding or owning such Excluded Asset or such Excluded Liability, as the case may be, shall thereafter hold such Excluded Asset or Excluded Liability, as the case may be, for the use and benefit of the member of the Covidien Group entitled thereto (at the expense of the member of the Covidien Group entitled thereto). In addition, the member of the Mallinckrodt Group retaining such Excluded Asset or such Excluded Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset or Excluded Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Covidien Group to whom such Excluded Asset is to be transferred or assigned, or which will assume such Excluded Liability, as the case may be, in order to place such member of the Covidien Group in a substantially similar position as if such Excluded Asset or Excluded Liability had not been so transferred, assigned or assumed and so that all the benefits and burdens relating to such Excluded Asset or Excluded Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset or Excluded Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the Covidien Group.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Excluded Asset or the assumption of any Excluded Liability have been removed, the transfer or assignment of the applicable Excluded Asset or the assumption of the applicable Excluded Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Any member of the Mallinckrodt Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer or assignment of such Excluded Asset or the deferral of the assumption of such Excluded Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Covidien or the member of the Covidien Group entitled to the Excluded Asset or Excluded Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Covidien or the member of the Covidien Group entitled to such Excluded Asset or Excluded Liability.

(f) To the extent that the transfer or assignment of any Mallinckrodt Asset, the assumption of any Mallinckrodt Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Covidien and Mallinckrodt, neither Covidien nor

Mallinckrodt shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) If and to the extent that the valid, complete and perfected transfer or assignment to the Mallinckrodt Group of any Mallinckrodt Asset or assumption by the Mallinckrodt Group of any Mallinckrodt Liability would be a violation of applicable Law, or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made on or before the Distribution Date, then, unless the Parties shall otherwise mutually determine, the transfer or assignment to the Mallinckrodt Group of such Mallinckrodt Assets or the assumption by the Mallinckrodt Group of such Mallinckrodt Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Mallinckrodt Assets or Mallinckrodt Liabilities shall continue to constitute Mallinckrodt Assets and Mallinckrodt Liabilities for all other purposes of this Agreement.

(h) If any transfer or assignment of any Mallinckrodt Asset or any assumption of any Mallinckrodt Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.5(g) or for any other reason, then, insofar as reasonably possible, the member of the Covidien Group retaining such Mallinckrodt Asset or such Mallinckrodt Liability, as the case may be, shall thereafter hold such Mallinckrodt Asset or Mallinckrodt Liability, as the case may be, for the use and benefit of the member of the Mallinckrodt Group entitled thereto (at the expense of the member of the Mallinckrodt Group entitled thereto). In addition, the member of the Covidien Group retaining such Mallinckrodt Asset or such Mallinckrodt Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Mallinckrodt Asset or Mallinckrodt Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Mallinckrodt Group to whom such Mallinckrodt Asset is to be transferred or assigned, or which will assume such Mallinckrodt Liability, as the case may be, in order to place such member of the Mallinckrodt Group in a substantially similar position as if such Mallinckrodt Asset or Mallinckrodt Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Mallinckrodt Asset or Mallinckrodt Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Mallinckrodt Asset or Mallinckrodt Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Distribution Date to the Mallinckrodt Group.

(i) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Mallinckrodt Asset or the deferral of assumption of any Mallinckrodt Liability pursuant to Section 2.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Mallinckrodt Asset or the assumption of any Mallinckrodt Liability have been removed, the transfer or assignment of the applicable Mallinckrodt Asset or the assumption of the applicable Mallinckrodt Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Any member of the Covidien Group retaining a Mallinckrodt Asset or Mallinckrodt Liability due to the deferral of the transfer or assignment of such Mallinckrodt Asset or the deferral of the assumption of such Mallinckrodt Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Mallinckrodt or the member of the Mallinckrodt Group entitled to the Mallinckrodt Asset or Mallinckrodt Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Mallinckrodt or the member of the Mallinckrodt Group entitled to such Mallinckrodt Asset or Mallinckrodt Liability.

2.6 Novation of Mallinckrodt Liabilities.

(a) Each of Covidien and Mallinckrodt, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Mallinckrodt Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Mallinckrodt Group, so that, in any such case, the members of the Mallinckrodt Group will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Covidien nor Mallinckrodt shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Covidien or Mallinckrodt is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Covidien Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Mallinckrodt Liability”), Mallinckrodt shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Covidien Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Covidien Group that constitute Unreleased Mallinckrodt Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Covidien Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Mallinckrodt Liabilities shall otherwise become assignable or able to be novated, Covidien shall promptly assign, or cause to be assigned, and Mallinckrodt or the applicable Mallinckrodt Group member shall assume, such Unreleased Mallinckrodt Liabilities without exchange of further consideration.

2.7 Novation of Excluded Liabilities.

(a) Each of Covidien and Mallinckrodt, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the Covidien Group and a member of the Mallinckrodt Group are jointly or severally liable and that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Covidien Group, so that, in any such case, the members of the Covidien Group will be solely responsible for such Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Covidien nor Mallinckrodt shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(b) If Covidien or Mallinckrodt is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Mallinckrodt Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Excluded Liability”), Covidien shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Mallinckrodt Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Mallinckrodt Group that constitute Unreleased Excluded Liabilities from and after the Distribution Date and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance, or discharge is permitted to be made by the obligee thereunder on any member of the Mallinckrodt Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Excluded Liabilities shall otherwise become assignable or able to be novated, Mallinckrodt shall promptly assign, or cause to be assigned, and Covidien or the applicable Covidien Group member shall assume, such Unreleased Excluded Liabilities without exchange of further consideration.

2.8 Intercompany Agreements and Arrangements.

(a) Except as set forth in Section 2.8(b), in furtherance of the releases and other provisions of Section 4.1 hereof, Mallinckrodt and each member of the Mallinckrodt Group, on the one hand, and Covidien and each member of the Covidien Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Mallinckrodt and/or any member of the Mallinckrodt Group, on the one hand, and Covidien and/or any member of the Covidien Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.8(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued following the Effective Time); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a party; (iii) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.8(d); (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Covidien or Mallinckrodt, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (v) any Shared Contracts; (vi) any agreements, arrangements, commitments or understandings relating to the purchase and sale of products in the ordinary course of business between any member of the Mallinckrodt Group and any member of the Covidien Group; (vii) the Reorganization Agreements; and (viii) any other agreements, arrangements, commitments or understandings that this Agreement or any Ancillary Agreement expressly contemplates will survive past the Effective Time.

(c) The Parties acknowledge and agree that all of the Intercompany Balances as of five (5) Business Days prior to the date hereof have been repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by Covidien.

(d) All Intercompany Balances outstanding as of the date hereof shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by Covidien.

2.9 Treatment of Shared Contracts.

(a) Without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.9 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, (i) any contract, agreement, arrangement, commitment or understanding that is listed on Schedule 2.9(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each Party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses, in each case, in accordance with the allocation of benefits and burdens set forth on Schedule 2.9(a), and (ii) (A) any contract, agreement, arrangement, commitment or understanding that is an Excluded Asset or Excluded Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the Mallinckrodt Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the Mallinckrodt Group in connection with the Separation), and (B) any contract, agreement, arrangement, commitment or understanding that is a Mallinckrodt Asset or a Mallinckrodt Liability but, prior to the Effective Time, inured in part to the benefit or burden of any member of the Covidien Group (other than any such contract, agreement, arrangement, commitment or understanding covering substantially the same services or arrangements that are covered by a contract, agreement, arrangement, commitment or understanding entered into by a member of the Covidien Group in connection with the Separation), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Distribution Date, so that each Party or the members of its respective Group shall, as of the Distribution Date, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses (any contract, agreement, arrangement, commitment or understanding referred to in clause (i) or (ii) above, a “Shared Contract”); provided, however, that, in the case of each of clause (i) and (ii), (1) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (2) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the Parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Mallinckrodt Group or the Covidien Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Mallinckrodt Business or the businesses retained by Covidien, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.9, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.9.

(b) Each of Covidien and Mallinckrodt shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or its subsidiaries, as applicable, not later than the Distribution Date, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.9 shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.9.

2.10 Bank Accounts; Cash Balances.

(a) Covidien and Mallinckrodt each agrees to take, or cause the respective members of their respective Groups to take, on the Distribution Date (or such earlier time as Covidien and Mallinckrodt may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Mallinckrodt or any other member of the Mallinckrodt Group (collectively, the “Mallinckrodt Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Covidien or any other member of the Covidien Group (collectively, the “Covidien Accounts”) so that each such Mallinckrodt Account and Covidien Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any Covidien Account or Mallinckrodt Account, respectively, is delinked from such Covidien Account or Mallinckrodt Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will be in place a centralized cash management process pursuant to which the Mallinckrodt Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Mallinckrodt.

(c) It is intended that, following consummation of the actions contemplated by Section 2.10(a), there will continue to be in place a centralized cash management process pursuant to which the Covidien Accounts will be managed centrally and funds collected will be transferred into one (1) or more centralized accounts maintained by Covidien.

(d) With respect to any outstanding payments initiated by Covidien, Mallinckrodt or any of their respective Subsidiaries prior to the Effective Time, such outstanding payments shall be honored following the Effective Time by the Person or Group owning the account from which the payment was initiated.

(e) As between Covidien and Mallinckrodt (and the members of their respective Groups) all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group) shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

2.11 Ancillary Agreements. Effective on or prior to the Distribution Date, each of Covidien and Mallinckrodt will execute and deliver all Ancillary Agreements to which it is a party.

2.12 Disclaimer of Representations and Warranties. EACH OF COVIDIEN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COVIDIEN GROUP) AND MALLINCKRODT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE MALLINCKRODT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY

TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS, NOTIFICATIONS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, EXCEPT AS OTHERWISE AGREED BY COVIDIEN, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13 Intellectual Property. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, except for Intellectual Property related agreements which relate specifically to the Mallinckrodt Business and were executed or entered into by the Mallinckrodt Business, Covidien will retain all licenses, rights and royalty payments in and to any and all existing Intellectual Property license agreements with third parties, including the sole right to amend or modify such agreements.

2.14 Mallinckrodt Financing Arrangements.

(a) Prior to or as of the date hereof, Mallinckrodt and MIFSA entered into the Mallinckrodt Financing Arrangements. Mallinckrodt and its Subsidiaries agree to take all such reasonable action as Covidien shall request after the date hereof to ensure that Mallinckrodt and its Subsidiaries, as the case may be, shall be solely and exclusively liable for all obligations under the Mallinckrodt Financing Arrangements and each of Covidien and any other member of the Covidien Group are fully released and discharged of any and all of their obligations thereunder as of the Distribution Date.

(b) On or prior to the Distribution Date, MIFSA shall redeem a portion of its equity interest for an amount in cash that equals (i) $889.3 million (which represents the net proceeds of the Senior Notes Offering), plus (ii) Covidien’s estimate as of the time of such redemption of (x) the amount of Mallinckrodt Cash and (y) the amount drawn under the Mallinckrodt Lines of Credit, in each case as of a then-recent date, and without duplication, less (iii) $168 million.

2.15 Adjustment Amount.

(a) Schedule 2.15 sets forth a sample calculation of the Adjustment Amount as of the Balance Sheet Date (the “Sample Closing Statement”), including the asset, liability and other line items and accounting principles used in such calculation, and assuming that all of such asset and liability line items that constitute Mallinckrodt Assets or Mallinckrodt Liabilities under this Agreement will be transferred to Mallinckrodt as of the Distribution.

(b) Within sixty (60) days after the Distribution Date, Mallinckrodt shall cause to be prepared and delivered to Covidien a statement (the “Closing Statement”) setting forth the Adjustment Amount and the calculation of the Adjustment Amount. The Closing Statement shall be prepared in accordance with the Transaction Accounting Principles, including the use of the same line items and line item entries, set forth on and used in the preparation of the Sample Closing Statement; provided, however, that assets newly acquired and liabilities newly incurred following the date of the Sample Closing Statement which cannot be appropriately placed in line items previously used by Mallinckrodt, but that constitute Mallinckrodt Assets or Mallinckrodt Liabilities, will also be included to the extent consistent with the Transaction Accounting Principles.

(c) Within thirty (30) days following receipt by Covidien of the Closing Statement, Covidien shall deliver written notice to Mallinckrodt of any dispute Covidien has with respect to the preparation or content of the Closing Statement (the “Dispute Notice”); provided, however, that if Covidien does not deliver any Dispute Notice to Mallinckrodt within such thirty (30)-day period, the Closing Statement will be final, conclusive and binding on the Parties. Any Dispute Notice shall (i) set forth in reasonable detail the basis for any dispute included therein, the amounts involved and Covidien’s determination of the Adjustment Amount and (ii) include only disagreements based on the Adjustment Amount not being calculated properly in accordance with this Agreement or containing mathematical errors. Upon receipt by Mallinckrodt of a Dispute Notice, Mallinckrodt and Covidien shall negotiate in good faith to resolve any dispute set forth therein. If Mallinckrodt and Covidien, such good faith effort notwithstanding, fail to resolve any such dispute within fifteen (15) Business Days following receipt by Mallinckrodt of the Dispute Notice (the “Dispute Resolution Period”), then Mallinckrodt and Covidien jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Ernst & Young LLP or, if Ernst & Young LLP is unavailable or conflicted, another nationally recognized major accounting firm selected jointly by Covidien and Mallinckrodt (the “Independent Accounting Firm”) to resolve any such dispute. If Ernst & Young LLP is unavailable or conflicted and Covidien and Mallinckrodt are unable to agree on the Independent Accounting Firm, then each of Covidien and Mallinckrodt shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Mallinckrodt and Covidien shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Mallinckrodt and Covidien shall cause the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than thirty (30) days following such presentations, make a final determination, binding on the Parties, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Covidien or Mallinckrodt, shall not be in excess of the higher, nor less than the lower, of the amounts set forth by Mallinckrodt in the Closing Statement or by Covidien in the Dispute Notice, as applicable. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any determination of the Adjustment Amount was properly calculated in accordance with the Transaction Accounting Principles, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed, to the extent GAAP is inconsistent with the Transaction Accounting Principles. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Covidien and Mallinckrodt. All determinations made by the Independent Accounting Firm, and the Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties, absent fraud or manifest error.

(d) For purposes of complying with the terms set forth in this Section 2.15, Mallinckrodt and Covidien shall cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case, to the extent related to the Mallinckrodt Assets, Mallinckrodt Liabilities or Mallinckrodt Business, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder.

(e) If the Adjustment Amount, as finally determined pursuant to Section 2.15(c), is greater than the Target Adjustment Amount, then Mallinckrodt shall pay or cause to be paid an amount in cash equal to such excess to Covidien by wire transfer of immediately available funds to an account or accounts designated in writing by Covidien to Mallinckrodt. If the Adjustment Amount, as finally determined pursuant to Section 2.15(c), is less than the Target Adjustment Amount, then Covidien shall pay or cause to be paid an amount in cash equal to such shortfall to Mallinckrodt by wire transfer of immediately available funds to an account or accounts designated in writing by Mallinckrodt to Covidien. Any such payment pursuant to this Section 2.15(e) is to be made within five (5) Business Days of the date on which the Adjustment Amount is finally determined pursuant to this Section 2.15.

ARTICLE III

THE DISTRIBUTION

3.1 The Distribution.

(a) Subject to the terms and conditions of this Agreement (including the conditions set out in Section 3.3), Covidien agrees that, on the Distribution Date and with effect from the Effective Time, it will effect the Distribution.

(b) Mallinckrodt agrees that the Mallinckrodt Spin Shares shall be allotted credited as fully paid up and free from any liens, charges and encumbrances whatsoever and shall have the rights described in Mallinckrodt’s Memorandum and Articles of Association adopted pursuant to Section 3.2(d).

(c) Notwithstanding any other provision of this Agreement, Covidien shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Covidien may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. For the avoidance of doubt, nothing in the foregoing shall in any way limit Covidien’s right to terminate this Agreement or the Distribution as set forth in Article X or alter the consequences of any such termination from those specified in such Article.

(d) Mallinckrodt shall cooperate with Covidien to accomplish the Distribution and shall, at Covidien’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Exchange Act of Mallinckrodt Ordinary Shares on an appropriate registration form or forms to be designated by Covidien. Covidien shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Covidien. Mallinckrodt and Covidien, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution.

(a) Covidien and Mallinckrodt shall prepare and mail, prior to the Distribution Date, to the holders of Covidien Ordinary Shares, such information concerning Mallinckrodt, its business, operations and management, the Distribution and such other matters as Covidien shall reasonably determine and as may be required by Law. Covidien and Mallinckrodt will prepare, and Mallinckrodt will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which Covidien determines are necessary or desirable to effectuate the Distribution and Covidien and Mallinckrodt shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b) Covidien and Mallinckrodt shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c) Mallinckrodt shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Mallinckrodt Spin Shares on the NYSE, subject to official notice of issuance.

(d) Covidien and Mallinckrodt shall take all such action as may be necessary or appropriate to provide for the adoption by Mallinckrodt of the Memorandum and Articles of Association in such form as may be reasonably determined by Covidien and Mallinckrodt.

(e) Covidien shall take all such action as may be necessary or appropriate so that, prior to the Distribution, the board of directors of each of the Mallinckrodt Holding Companies shall meet to consider, and if thought fit, approve: (i) the transfer of its entire issued share capital from Covidien to Mallinckrodt, conditional only upon the Distribution being effected; and (ii) the updating of all statutory registers to reflect such transfer.

3.3 Conditions to Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Covidien in its sole and absolute discretion, of the following conditions:

(i) The continued validity of a private letter ruling received by Covidien from the IRS (the “IRS Ruling”) prior to the date hereof in connection with the transactions contemplated hereby, which shall continue in full force and effect and which shall not be modified or amended in any respect adversely affecting the intended tax-free treatment of the Distribution and certain related transactions.

(ii) The receipt of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Covidien, dated as of the Distribution Date to be in form and substance satisfactory to Covidien in its sole and absolute discretion, which tax opinion shall rely on the effectiveness of the IRS Ruling, substantially to the effect that, for U.S. federal income tax purposes, the Distribution and certain related transactions, taken together, will qualify as transactions under Sections 355(a) and/or 368(a) of the Code.

(iii) The receipt of one or more opinions from Houlihan Lokey or another independent firm acceptable to Covidien in its sole and absolute discretion, confirming the solvency and financial viability of each of Covidien and Mallinckrodt and the satisfaction of any legal capital requirements in connection with the Separation, which opinions shall be in form and substance acceptable to Covidien in its sole and absolute discretion and which opinions shall not have been withdrawn or rescinded.

(iv) The Reorganization shall have been completed in accordance with the Plan of Reorganization.

(v) The financing contemplated to be obtained in connection with the Separation as described in Section 2.14 herein shall have been obtained.

(vi) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(vii) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending, threatened, issued or in effect.

(viii) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted.

(ix) All Governmental Approvals necessary to consummate the Separation, the Distribution and the transactions related thereto and to permit the operation of the Mallinckrodt Business after the Distribution Date shall have been obtained and be in full force and effect.

(x) The Separation and the Distribution shall not violate or result in a breach of applicable law or any material contract of Covidien or Mallinckrodt or any of their respective Subsidiaries.

(xi) The approval for listing on the NYSE for the Mallinckrodt Ordinary Shares to be delivered to the Covidien shareholders in the Distribution shall have been obtained, subject to official notice of issuance.

(xii) The SEC declaring effective the Form 10, with no order suspending the effectiveness of the Form 10 in effect and no proceedings for such purposes pending before or threatened by the SEC.

(xiii) The Information Statement and such other information concerning Mallinckrodt, its business, operations and management, the Distribution and such other matters as Covidien shall determine in its sole and absolute discretion and as may otherwise be required by law shall have been mailed to the Qualifying Covidien Shareholders.

(xiv) No other events or developments shall exist or shall have occurred that, in the judgment of the Covidien Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions related thereto.

(b) The foregoing conditions are for the sole benefit of Covidien and shall not give rise to or create any duty on the part of Covidien or the Covidien Board to waive or not waive such conditions or in any way limit Covidien’s right to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Covidien Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties.

3.4 Certain Stockholder Matters.

(a) Subject to Section 3.3, on or prior to the Distribution Date, Mallinckrodt will deliver to the Agent for the benefit of Qualifying Covidien Shareholders all of the Mallinckrodt Ordinary Shares to be delivered in the Distribution, and shall cause the transfer agent for the Covidien Ordinary Shares to instruct the Agent to distribute on the Distribution Date the appropriate number of Mallinckrodt Ordinary Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Mallinckrodt will not issue paper stock certificates. The Distribution shall be effective at the Effective Time.

(b) Subject to Section 3.3, each Qualifying Covidien Shareholder will be entitled to receive in the Distribution a number of whole Mallinckrodt Ordinary Shares equal to the number of Covidien Ordinary Shares held by such holder on the Record Date multiplied by the Distribution Ratio and rounded down to the nearest whole number, with any residual fractional interest dealt with in accordance with paragraph (c) below.

(c) No fractional interests in Mallinckrodt Ordinary Shares will be distributed or credited to book-entry accounts in connection with the Distribution. As soon as practicable after the Distribution Date, Covidien shall direct the Agent to determine the fractional interests in Mallinckrodt Ordinary Shares which would have been allocable to each Qualifying Covidien Shareholder had no rounding down occurred as part of the calculation in paragraph (b) above, to aggregate all such fractional interests into whole Mallinckrodt Ordinary Shares and to sell those whole shares in open market transactions (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional interest, such holder’s or owner’s ratable share of the proceeds of such sale, after deducting any Taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer Taxes attributed to such sale. Neither Covidien nor Mallinckrodt will be required to guarantee any minimum sale price for the relevant Mallinckrodt Ordinary Shares. Neither Covidien nor Mallinckrodt will be required to pay any interest on the proceeds from the sale of such Mallinckrodt Ordinary Shares.

(d) Until the Mallinckrodt Ordinary Shares are duly issued in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Mallinckrodt will regard the Persons entitled to receive such Mallinckrodt Ordinary Shares as record holders of Mallinckrodt Ordinary Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Mallinckrodt agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Mallinckrodt Ordinary Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Mallinckrodt Ordinary Shares then held by such holder.

(e) At the Effective Time, Mallinckrodt shall acquire and cancel, for no consideration, the Initial Share Capital.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) Except as provided in (i) Sections 4.1(c) and 4.1(d) and (ii) any Ancillary Agreement, effective as of the Effective Time, Mallinckrodt does hereby, for itself and each other member of the Mallinckrodt Group, their respective Affiliates (other than any member of the Covidien Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Mallinckrodt Group (in each case, in their respective capacities as such), remise, release and forever discharge Covidien and the members of the Covidien Group, their respective Affiliates (other than any member of the Mallinckrodt Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Covidien Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(b) Except as provided in (i) Sections 4.1(c) and 4.1(d) and (ii) any Ancillary Agreement, effective as of the Effective Time, Covidien does hereby, for itself and each other member of the Covidien Group, their respective Affiliates (other than any member of the

Mallinckrodt Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Covidien Group (in each case, in their respective capacities as such), remise, release and forever discharge Mallinckrodt, the respective members of the Mallinckrodt Group, their respective Affiliates (other than any member of the Covidien Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Mallinckrodt Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Separation and the Distribution.

(c) Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.8(b) or the applicable Schedules thereto not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Covidien Group or the Mallinckrodt Group that is specified in Section 2.8(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in such Section 2.8(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Covidien Group from honoring its existing obligations to indemnify any director, officer or employee of Mallinckrodt who was a director, officer or employee of any member of the Covidien Group on or prior to the Distribution Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to then-existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Mallinckrodt Liability, Mallinckrodt shall indemnify, or procure from a Subsidiary the effective indemnification of, Covidien for such Liability (including Covidien’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d) Mallinckrodt shall not make, and shall not permit any member of the Mallinckrodt Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Covidien or any other member of the Covidien Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Covidien shall not make, and shall not permit any member of the Covidien Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Mallinckrodt or any other member of the Mallinckrodt Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e) It is the intent of each of Covidien and Mallinckrodt, by virtue of the provisions of this Section 4.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Mallinckrodt or any other member of the Mallinckrodt Group, on the one hand, and Covidien or any other member of the Covidien Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.1(c). At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

(f) Any breach of the provisions of this Section 4.1 by either Covidien or Mallinckrodt shall entitle the other Party to recover reasonable fees and expenses of counsel in connection with such breach or any Action resulting from such breach.

4.2 Indemnification by Mallinckrodt. Except as provided in Section 4.4, Mallinckrodt shall, and shall cause the other members of the Mallinckrodt Group to, indemnify, defend and hold harmless Covidien, each member of the Covidien Group and each of their respective directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Covidien Indemnitees”), from and against any and all Liabilities of the Covidien Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) the failure of Mallinckrodt or any other member of the Mallinckrodt Group or any other Person to pay, perform or otherwise promptly discharge any Mallinckrodt Liabilities or Mallinckrodt Contract in accordance with its respective terms, whether prior to, on or after the Distribution Date;

(b) the Mallinckrodt Business (except to the extent it relates to an Excluded Liability), any Mallinckrodt Liability or any Mallinckrodt Contract;

(c) any breach by Mallinckrodt or any other member of the Mallinckrodt Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, letter of credit reimbursement obligation, surety, bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Mallinckrodt Group by any member of the Covidien Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement, the preliminary or final offering memorandum with respect to the Senior Notes or any other Disclosure Document, in each case, as amended or supplemented.

4.3 Indemnification by Covidien. Covidien shall, and shall cause the other members of the Covidien Group to, indemnify, defend and hold harmless Mallinckrodt, each member of the Mallinckrodt Group and each of their respective directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Mallinckrodt Indemnitees”), from and against any and all Liabilities of the Mallinckrodt Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a) the failure of Covidien or any other member of the Covidien Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities in accordance with their terms, whether prior to, on or after the Distribution Date;

(b) the Excluded Liabilities;

(c) the Covidien Business (except to the extent it relates to a Mallinckrodt Liability and other than the conduct of business, operations or activities for the benefit of the Mallinckrodt Group pursuant to any Ancillary Agreement); and

(d) any breach by Covidien or any other member of the Covidien Group of this Agreement or any of the Ancillary Agreements.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

(c) The Parties intend that any indemnification or reimbursement payment in respect of a Liability pursuant to this Article IV or Article V shall be (i) reduced by the Tax Benefit Amount (as defined in the Tax Matters Agreement), if any, realized by such indemnified or reimbursed Person as a result of such payment and (ii) increased so that the amount of such payment, reduced by the amount of all Income Taxes (as defined in the Tax Matters Agreement) payable with respect to the receipt thereof (but taking into account, for the avoidance of doubt, all correlative Tax Benefit Amounts resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Person receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

4.5 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Covidien Group or the Mallinckrodt Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and no later than thirty (30) days or sooner, if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an

Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence.

(c) In the event that the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one (1) separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.5(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly against any Indemnitee.

(g) For the avoidance of doubt, the provisions of this Article IV shall apply to Third-Party Claims that have already been asserted as well as Third-Party Claims asserted after the date hereof, and there shall be no requirement under this Section 4.5 to give notice with respect to any Third-Party Claims that have already been asserted as of the Effective Time.

4.6 Additional Matters.

(a) Indemnification payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification under this Article IV shall be paid by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity agreements contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder and (iii) any termination of this Agreement.

(b) Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e) For all claims as to which indemnification or contribution is provided under this Article IV, other than Third-Party Claims (as to which Section 4.5 shall apply), the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

4.7 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.8 Survival of Indemnities. The rights and obligations of each of Covidien and Mallinckrodt and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

4.9 Guarantees, Letters of Credit or Other Obligations. In furtherance of, and not in limitation of, the obligations set forth in Section 2.6 and this Article IV:

(a) On or prior to the Distribution Date or as soon as practicable thereafter, Mallinckrodt shall (with the reasonable cooperation of the applicable member(s) of the Covidien Group) use its reasonable best efforts to have any member(s) of the Covidien Group removed as guarantor of or obligor for any Mallinckrodt Liability to the extent that they relate to Mallinckrodt Liabilities.

(b) On or prior to the Distribution Date, to the extent required to obtain a release from a guarantee or letter of credit, including the guarantees listed on Schedule 4.9(b) (a “Guarantee Release”), of any member of the Covidien Group, Mallinckrodt shall execute a guarantee agreement in the form of the existing guarantee or letter of credit, as applicable, or such other form as is agreed to by the relevant parties to such guarantee agreement or letter of credit, except to the extent that such existing guarantee or letter of credit contains representations, covenants or other terms or provisions either (i) with which Mallinckrodt would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.

(c) If the Parties are unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 4.9, (i) Mallinckrodt shall, and shall cause the other members of the Mallinckrodt Group to, indemnify, defend and hold harmless each of the Covidien Indemnitees for any Liability arising from or relating to such guarantee and shall, as agent or subcontractor for the applicable Covidien Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) Mallinckrodt shall not, and shall cause the other members of the Mallinckrodt Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any loan, guarantee, letter of credit, lease, contract or other obligation for which a member of the Covidien Group is or may be liable unless all obligations of the members of the Covidien Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to Covidien in its sole and absolute discretion.

4.10 Contribution. If the indemnification provided for in Section 4.2 is unavailable to, or insufficient to hold harmless, the Covidien Indemnitees under this Article IV, then Mallinckrodt shall, or shall cause the other members of the Mallinckrodt Group to, contribute to the amount paid or payable to such Covidien Indemnitee as a result of such Liabilities (or actions in respect thereof).

4.11 Taxes. The provisions of this Agreement, including this Article IV, shall not apply to any matters relating to Taxes to the extent such matters are addressed in the Tax Matters Agreement or the Employee Matters Agreement. In the case of any conflict between this Agreement and either the Tax Matters Agreement or the Employee Matters Agreement in relation to any matters related to Taxes, the Tax Matters Agreement or the Employee Matters Agreement, as applicable, shall prevail.

ARTICLE V

INSURANCE

5.1 Cooperation. Covidien and Mallinckrodt agree to use their respective reasonable best efforts to cooperate in good faith to arrange insurance coverage for Mallinckrodt to be effective no later than the Effective Time. In no event shall Covidien, any other member of the Covidien Group or any Covidien Indemnitee have any liability or obligation whatsoever to any member of the Mallinckrodt Group in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Mallinckrodt Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date. Covidien and Mallinckrodt further agree to use their respective reasonable best efforts to cooperate with each other and the other members of their respective Groups with respect to the various insurance matters contemplated by this Agreement and to provide assistance in accessing coverage under any Shared Policy or Mallinckrodt Policy, as applicable.

5.2 Policies and Rights Included Within Assets. The Mallinckrodt Assets shall include any and all rights of an insured party under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of Mallinckrodt contemplated by this Article V, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual, contingent or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, or were incurred or claimed to have been incurred prior to the Effective Time by any Party in or in connection with the conduct of the Mallinckrodt Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Shared Policies, or any of them, to Mallinckrodt. Notwithstanding the foregoing, with regard to the Mallinckrodt Assets in respect of any claims made Policy that is not put into run-off as further described below in Section 5.3, nothing in this Agreement is intended to provide coverage for alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the Effective Time and are covered under a claims made policy form, that were not reported to Covidien’s Director of Risk Management prior to the Effective Time.

5.3 Claims Made Tail Policies.

(a) The claims made tail policies provided for in this Section 5.3 will solely provide coverage for any claim arising from any wrongful act occurring, in whole or in part, prior to the Effective Time.

(b) Subject to prevailing market conditions and underwriting, Covidien shall purchase Directors and Officers Liability Insurance Policies having total limits of $250 million, consisting of $200 million of traditional Side A/B/C coverage and $50 million of Side A DIC coverage and having a policy period incepting at the Effective Time, or the expiration date of the current Covidien Directors and Officers Liability Insurance Policies, whichever date is earlier, and ending on a date that is six years after the Effective Time (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Covidien and Mallinckrodt and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Covidien Directors and Officers Liability Insurance program incepting on June 29, 2012, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the Effective Time. Covidien (i) shall provide Mallinckrodt with copies of the D&O Tail Policies upon Mallinckrodt’s written request but no sooner than a reasonable time after such Policies are issued and (ii) shall not amend the terms of, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Mallinckrodt.

(c) Subject to prevailing market conditions and underwriting, Covidien shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting at the Effective Time, or the expiration date of the current Covidien Fiduciary Liability Insurance Policies, whichever date is earlier, and ending on a date that is six years after the Effective Time (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Covidien and Mallinckrodt and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Covidien Fiduciary Liability Insurance program incepting on October 1, 2012, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Effective Time. Covidien (i) shall provide Mallinckrodt with copies of the Fiduciary Tail Policies upon Mallinckrodt’s written request but no sooner than a reasonable time after such Policies are issued and (ii) shall not amend the terms of, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Mallinckrodt.

(d) Subject to prevailing market conditions and underwriting, to the extent that Covidien is unable prior to the Effective Time to obtain any of the Policies as provided for in paragraphs (a), (b) and (c) of this Section 5.3, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the Effective Time, Covidien shall use commercially reasonable efforts to secure alternative insurance arrangements on the applicable standalone insurance policies for Mallinckrodt to provide benefits on terms and conditions (including policy limits) in favor of Mallinckrodt and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 5.3. With respect to such alternative insurance arrangements, Covidien and Mallinckrodt shall be responsible for their own costs under their applicable standalone insurance policies. Covidien shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the Effective Time to the extent such exclusion would preclude coverage for Mallinckrodt and/or the insured persons thereof, but would not preclude coverage for Covidien and/or the insured persons thereof.

5.4 Occurrence Based Policies.

(a) With respect to Shared Policies of workers’ compensation, automobile liability and general liability insurance, for suits or claims that are filed or made either before, on or after the Effective Time, with respect to occurrences which took place, in whole or in part, prior to the Effective Time and for which Old Colony State Insurance Company funds claim payments and claim adjustment expenses, Mallinckrodt shall pay to Old Colony State Insurance Company a one-time separation payment equal to $[—]. Payment by Mallinckrodt will be due upon demand by Old Colony State Insurance Company.

(b) With respect to all other occurrence based Shared Policies, for suits or claims relating to the Mallinckrodt Business that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the Effective Time, Mallinckrodt shall be responsible for bearing the full amount of the deductible, self-insured retention and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges that relates to claims based on occurrences that predate the Effective Time.

5.5 Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 5.4 hereof, from and after the Effective Time, Covidien shall have responsibility for and shall have the exclusive right to control (i) Insurance Administration of the Shared Policies and the Mallinckrodt Policies and (ii) subject to Section 5.5, Claims Administration under the Shared Policies and Mallinckrodt Policies; provided, that the retention of such responsibilities by Covidien is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided, further, that Covidien’s retention of the administrative responsibilities for the Shared Policies and Mallinckrodt Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy; provided, further, that notwithstanding the foregoing, with respect to Mallinckrodt Liabilities, Mallinckrodt shall have responsibility for reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per-claim or aggregate limits of any Shared Policy to be exceeded. Covidien may discharge its administrative responsibilities under this Section 5.5 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of Covidien related to Claims Administration and Insurance Administration are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. Covidien shall retain the exclusive right to amend, modify or waive any rights under the Shared Policies and Mallinckrodt Policies, notwithstanding whether any such Shared Policies or

Mallinckrodt Policies apply to any Mallinckrodt Liabilities and/or claims Mallinckrodt has made or could make in the future, and no member of the Mallinckrodt Group shall, without the prior written consent of Covidien, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with any insurer with respect to any of the Shared Policies or Mallinckrodt Policies, or amend, modify or waive any rights under any such Shared Policies or Mallinckrodt Policies. Mallinckrodt shall cooperate with Covidien and share such information at Mallinckrodt’s cost as is reasonably necessary in order to permit Covidien to manage and conduct its insurance matters as it deems appropriate. Neither Covidien nor any of its Affiliates shall have any obligation to secure extended reporting for any claims under any of Covidien’s or its Affiliates’ liability Policies for any acts or omissions by any member of the Mallinckrodt Group incurred prior to the Effective Time. To the extent reasonably practicable, Covidien will notify Mallinckrodt at least ten (10) days prior to terminating or finalizing any buy-back of any rights under any Shared Policy or Mallinckrodt Policy with respect to which Mallinckrodt has asserted a claim or given written notice to Covidien that it proposes to submit a claim.

(b) Exceeding Policy Limits. Where Mallinckrodt Liabilities are specifically covered under the same Shared Policy for occurrences, acts or events prior to the Effective Time, then Mallinckrodt may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 5.3, Section 5.4 or Section 5.5(c) hereof), subject to the terms of this Section 5.5. Except as set forth in this Section 5.5, Covidien and Mallinckrodt shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Covidien or Mallinckrodt, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Covidien or Mallinckrodt or any defect in such claim or its processing. For the avoidance of doubt, with respect to the Mallinckrodt Liabilities, Mallinckrodt shall exclusively bear (and neither Covidien nor any member of the Covidien Group shall have any obligation to repay or reimburse Mallinckrodt or members of the Mallinckrodt Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Mallinckrodt or any member of the Mallinckrodt Group under the Shared Policies as provided for in this Article V. Mallinckrodt and members of the Mallinckrodt Group shall indemnify, hold harmless and reimburse Covidien and members of the Covidien Group for any coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, fees and expenses incurred by Covidien or members of the Covidien Group to the extent resulting from any such access to, or any claims made by Mallinckrodt or members of the Mallinckrodt Group under, any Shared Policy insurance provided pursuant to this Article V, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim-handling fees, whether such claims are made by Mallinckrodt, its employees or third Persons. It is expressly understood that the foregoing shall not limit any Party’s liability to the other Party for indemnification pursuant to Article IV.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 5.4, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Covidien with respect to Excluded Liabilities and to Mallinckrodt with respect to Mallinckrodt Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims by the relevant parties, such parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total insured claim or claims which were covered under such Shared Policy (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds. Each of the Parties agrees to use their respective reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of both Parties, and to take all commercially reasonable steps to recover from all other responsible parties (except the other Party hereto) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion to which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its allocable share of the deductible.

(e) Mallinckrodt Policies. Notwithstanding anything to the contrary herein, (i) Mallinckrodt shall have no right to any Insurance Proceeds under any Mallinckrodt Policy except (A) any amounts payable to Mallinckrodt pursuant to the cost-sharing agreements listed on Schedule 5.5(e) and (B) amounts payable with respect to claims for any Mallinckrodt Liabilities under any workers’ compensation policies that are included in the Mallinckrodt Policies, and (iii) all costs and other Liabilities relating to such Policies and claims (including premiums and Liabilities incurred in connection with any such Actions) and all other Insurance Proceeds received in respect of any such Policies, claims or Actions, shall be shared 70% by Covidien and 30% by Mallinckrodt after reduction from such recovery of all legal fees and other out-of-pocket expenses incurred by Covidien to date of such recovery, provided that such allocation of costs and Insurance Proceeds shall not apply to (x) any amounts payable to Mallinckrodt pursuant to the preceding clause (i) or (y) any amounts payable with respect to claims for any Excluded Liabilities under any workers’ compensation policies that are included in the Mallinckrodt Policies.

(f) Old Colony Policies. Notwithstanding anything to the contrary herein, any and all claims in respect of the Policies provided by Old Colony State Insurance Company shall be administered, paid, accounted for and otherwise managed as provided on Schedule 5.5(f).

5.6 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the relevant Party (on behalf of itself and the other members of its respective Group) shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article V shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

ARTICLE VI

CERTAIN OTHER MATTERS

6.1 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus five percent (5%).

6.2 Grant of License for Mallinckrodt Name. Subject to the terms, conditions and limitations contained herein, Mallinckrodt, on its own behalf and on behalf of the other members of the Mallinckrodt Group, hereby grants to the members of the Covidien Group listed on Schedule 6.2 a non-exclusive, worldwide, irrevocable, royalty-free license to use and display the name “Mallinckrodt” in their legal names and for related incidental uses following the Effective Time (e.g., in payroll checks, regulatory filings and bank accounts). The members of the Covidien Group’s use of the “Mallinckrodt” name is limited to incidental, non-substantive use, such as use for payroll, banking, regulatory and other similar purposes. In no event shall the members of the Covidien Group create, reproduce or arrange for the creation or reproduction of the “Mallinckrodt” name or use the “Mallinckrodt” name in any advertising or marketing materials.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1 Agreement for Exchange of Information; Archives. Subject to Section 7.7 and any other applicable confidentiality obligations, each of Covidien and Mallinckrodt, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before, on or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that, in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any privilege otherwise available under applicable Law, including the attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. For the avoidance of doubt, the rights and obligations of any Party described in this Section 7.1 with respect to the sharing of Information related to Taxes are subject to the rights and obligations described in the Tax Matters Agreement.

7.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.1 or Section 7.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

7.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

7.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Covidien as in effect on the Distribution Date or such other policies as may be adopted by Covidien after the Effective Time (provided, in the case of Mallinckrodt, that Covidien notifies Mallinckrodt of any such material change). No Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or Environmental Liabilities, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding the foregoing, Section 8.01 of the Tax Matters Agreement shall govern the retention of Tax Records (as defined in the Tax Matters Agreement).

7.5 Limitations of Liability. No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 7.4.

7.6 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of an adversarial Action by one Party against another Party, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. Without limiting any indemnification obligations of the non-requesting Party pursuant to Article IV, the requesting

Party shall bear all costs and expenses in connection therewith. For the avoidance of doubt, the rights and obligations of any Party described in this Section 7.6 are subject to the rights and obligations described in the Tax Matters Agreement.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 7.6, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 7.6 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers (subject to the exception set forth in the first sentence of Section 7.6(a)).

(f) In connection with any matter contemplated by this Section 7.6, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

7.7 Confidentiality.

(a) Subject to Section 7.8, until the five (5)-year anniversary of the Distribution Date, each of Covidien and Mallinckrodt, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Covidien’s confidential and proprietary information pursuant to policies in effect as of the Distribution Date (and in no event less than a reasonable degree of care), all confidential or proprietary Information (“Confidential Information”) concerning each such other Group that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by any such other Group or its respective Representatives at any time pursuant to this Agreement, any Ancillary

Agreement or otherwise, and shall not use any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any Confidential Information of the other Party. Each Party shall maintain, and shall cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with this Section 7.7.

(b) Mallinckrodt acknowledges that it and other members of the Mallinckrodt Group may have in its or their possession Confidential Information of third Persons that was received under a confidentiality or nondisclosure agreement with such third Person while part of Covidien. Mallinckrodt will, and will cause its respective Group members and its Representatives to, hold in strict confidence the Confidential Information of third Persons to which any member of the Mallinckrodt Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between members of the Covidien Group and such third Persons.

(c) Each Party agrees not to release, communicate or disclose, or permit to be released, communicated or disclosed, directly or indirectly, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 7.8. Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon).

(d) Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

7.8 Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other Party (or any member of any other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (if legally permissible under the circumstances) prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority. The disclosing Party shall promptly provide the Party owning such Confidential Information with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent permitted by law.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Good Faith Negotiation. Subject to Section 8.3, either Party hereto seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement, the Transition Services Agreement, the Employee Matters Agreement or the validity, interpretation, breach or termination of this Agreement, the Transition Services Agreement or the Employee Matters Agreement (a “Dispute”), shall provide written notice thereof to the other Party hereto, and following delivery of such notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for the subject matter of the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by this Section 8.1, the Dispute shall be submitted to mediation in accordance with Section 8.2.

8.2 Mediation. Any Dispute not resolved pursuant to Section 8.1 shall, at the written request of any Party hereto (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then-current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York or such other place as the Parties may mutually agree. The Parties shall have twenty (20) days from receipt by a Party (or Parties) of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a Party (or Parties) of a Mediation Request, then any Party may request (on written notice to the other Party) that CPR appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party hereto shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by any other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party except in the course of a judicial or regulatory proceeding or as may be required by law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party (or Parties) of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 11.2.

8.3 Litigation.

(a) Notwithstanding the foregoing provisions of this Article VIII, (i) any Party may seek preliminary provisional or injunctive judicial relief without first complying with the procedures set forth in Sections 8.1 and 8.2 if such action is reasonably necessary to avoid irreparable damage and (ii) either Party may initiate litigation before the expiration of the periods specified in Section 8.2 if such Party has submitted a Mediation Request and the other Party has failed, within fourteen (14) days after the appointment of a mediator, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing.

(b) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in Sections 8.1 and 8.2 are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

ARTICLE IX

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

9.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Mallinckrodt Assets and the assignment and assumption of the Mallinckrodt Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) On or prior to the Distribution Date, Covidien and Mallinckrodt in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by Covidien, Mallinckrodt or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Covidien and Mallinckrodt, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Mallinckrodt or any other member of the Mallinckrodt Group, on the one hand, or of Covidien or any other member of the Covidien Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated by Covidien at any time, in its sole and absolute discretion, prior to the Effective Time. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

10.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (or any of its directors or officers) shall have any Liability or further obligation to any other Party.

ARTICLE XI

MISCELLANEOUS

11.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements, the Exhibits, the Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c) Covidien represents on behalf of itself and each other member of the Covidien Group, and Mallinckrodt represents on behalf of itself and each other member of the Mallinckrodt Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(e) Notwithstanding any provision of this Agreement or any Ancillary Agreement, neither Covidien nor Mallinckrodt shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of Covidien or Mallinckrodt, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

11.2 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) The construction, interpretation and performance of this Agreement shall be governed and construed according to the laws of the State of New York, without regard to conflicts of laws principles (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

(b) Each of Covidien and Mallinckrodt, on behalf of itself and the members of its Group, hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in New York, New York, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts, as provided in New York General Obligations Law § 5-1402, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 11.5 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (iv) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE.

11.3 Assignability. This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto, except, in the case of any Ancillary Agreement, as expressly set forth therein.

11.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Covidien Indemnitee or Mallinckrodt Indemnitee in their respective capacities as such, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

11.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.5):

If to Covidien, to:

Covidien plc

1st Floor, 20 on Hatch

Lower Hatch Street

Dublin 2

Ireland

Attn: General Counsel

Facsimile: +352-266-379-92

and

Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: General Counsel

Facsimile: (508) 261-8544

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Adam O. Emmerich

                  Benjamin M. Roth

Facsimile: (212) 403-2000

If to Mallinckrodt to:

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15

Ireland Attn: General Counsel

Facsimile: (314) 654-5366

and

Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

Attn: General Counsel

Facsimile: 314-654-5366

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Adam O. Emmerich

                  Benjamin M. Roth

Facsimile: (212) 403-2000

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

11.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

11.7 Force Majeure. No Party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement, other than a delay or failure to make a payment, results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment (each such cause, a “Force Majeure”). In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

11.8 Publicity. Prior to the Effective Time, each of Mallinckrodt and Covidien shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

11.9 Expenses. Except as expressly set forth in this Agreement (including Sections 2.14, 6.1, 7.6(a), 7.8 and 9.1(b) and Articles IV and V) or in any Ancillary Agreement, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, and with the consummation of the transactions contemplated hereby and thereby, will be borne by the Party incurring such fees, costs or expenses.

11.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

11.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

11.12 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13 Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary

Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

11.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

11.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [—], 2013, regardless of any amendment or restatement hereof; and (g) except where the context otherwise requires, references to Subsidiaries of Mallinckrodt refers to Persons that will be Subsidiaries of Mallinckrodt upon consummation of the Distribution. Covidien and Mallinckrodt have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement.

11.16 Attorney-Client Privilege. Mallinckrodt agrees that, in the event of any Dispute or other litigation, dispute, controversy or claim between Covidien or a member of the Covidien Group, on the one hand, and Mallinckrodt or a member of the Mallinckrodt Group, on the other hand, Mallinckrodt will not, and will cause the members of its Group not to, seek any waiver of attorney-client privilege with respect to any communications relating to advice given prior to the Effective Time by counsel to Covidien or any Person that was a subsidiary of Covidien prior to the Distribution Date, regardless of any argument that such advice may have affected the interests of both Parties. Moreover, Mallinckrodt will, and will cause the members of its Group to, honor any such attorney-client privilege between Covidien and the members of its Group and its or their counsel, and will not assert that Covidien or a member of its Group has waived, relinquished or otherwise lost such privilege. For the avoidance of doubt, in the event of any litigation, dispute, controversy or claim between Covidien or a member of its Group, on the one hand, and a third party other than a member of the Mallinckrodt Group, on the other hand, Covidien shall retain the right to assert attorney-client privilege with respect to any communications relating to advice given prior to the Distribution Date by counsel to Covidien or any Person that was a subsidiary of Covidien prior to the Distribution Date.

11.17 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Mallinckrodt or its Affiliates, on the one hand, nor Covidien or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability with respect to a Third-Party Claim), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable.

11.18 Performance. Covidien will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Covidien Group. Mallinckrodt will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Mallinckrodt Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 11.18 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their duly authorized representatives.

COVIDIEN PLC

By:
Name: Title:

MALLINCKRODT PLC

By:
Name:
Title: